January 28, 2019

Dear Stockholder:

We previously sent you your 4th quarter dividend communication letter.  In addition to the details of the dividend, the letter included information regarding the tax characteristics of the 2018 dividends.  Unfortunately, the totals in the table were incorrect.  As such, please see the corrected table below.  Please also find enclosed your 2018 Form 1099-DIV.

Below is our 2018 dividend allocation for federal income tax purposes.  MRC’s tax return for the year ended December 31, 2018, has not yet been filed.  As a result, the income tax allocation for the dividends discussed below has been calculated using the best available information as of the date of this announcement.  Please note that tax laws affect taxpayers differently, and the above information is not intended as advice to shareholders as to how dividends should be reported on their tax returns.  We encourage shareholders to consult with their own tax advisors with respect to the income tax effects of these dividends.

Record Date	Payable Date	Ordinary Dividend	Capital Gain	Distribution per Share
1/1/18	4/30/18	$0.03325	$0.14175	$0.17500

4/1/18	7/31/18	$0.03325	$0.14175	$0.17500

7/1/18	10/30/18	$0.03325	$0.14175	$0.17500

10/1/18	1/22/19	$0.03325	$0.14175	$0.17500

12/1/18	1/23/19	$0.00594	$0.02531	$0.03125
	Totals	$0.13894	$0.59231	$0.73125
		19.00%	81.00%

We are sorry for this inconvenience.

Sincerely,

MacKenzie Realty Capital, Inc.

Robert E. Dixon, President

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believe,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” “rewarded,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.